Exhibit 99.1
PRESS RELEASE
For Immediate Release
Contact: Michael O. Banks — 570-200-1340
PENN MILLERS REPORTS SECOND QUARTER AND SIX MONTHS
RESULTS ENDED JUNE 30, 2010 AND ANNOUNCES SHARE REPURCHASE PLAN
Wilkes-Barre, Pennsylvania, (Business Wire) August 12, 2010 — Penn Millers Holding Corporation (NASDAQ: PMIC) (the “Company”) reported today its financial results for the quarter ended and six months ended June 30, 2010. The Company also reported that on August 11, 2010, the Company’s Board of Directors authorized a share repurchase plan of 245,662 shares of the Company’s issued and outstanding common stock.
Second Quarter and Six Month 2010 Financial Results
For the three months ended June 30, 2010, Penn Millers reported a net loss of $1.3 million compared to a net loss of $0.1 million for the three months ended June 30, 2009. The $1.2 million increase in net loss was primarily due to:
•	The Company had an operating loss after taxes from continuing operations, which excludes after-tax realized investment gains or losses, of $2.1 million in the second quarter 2010 compared to income of $0.1 million for the same quarter last year.
•	The $2.2 million decline in operating income resulted primarily from a $2.2 million increase in after-tax losses from catastrophes as we incurred the highest level of catastrophe losses for any one quarter in at least the past ten years.

•	We had net favorable after-tax prior year development of $0.6 million for the second quarter of 2010 compared to net unfavorable after-tax development, including the effects of our stop loss reinsurance contract, of $0.1 million in the same period of 2009.

•	We recognized a one-time, after-tax benefit of $0.4 million from the termination of our Supplemental Executive Retirement Plan (“SERP”).

•	This favorable development and the effect of the SERP termination helped offset the combined net impact of a decline in earned premiums and associated losses as we have strategically repositioned our commercial business book by exiting unprofitable agents and classes of business.
•	The increased operating loss was partially offset by an after-tax increase in realized investment gains of $1.0 million. We sold investments and recognized $1.3 million of pre-tax capital gains in order to recoup the tax benefits on capital losses taken in 2008.
As a result of our share repurchase program, book value per share at June 30, 2010 increased by $0.11 per share compared to March 31, 2010, and is now $21.44 per share. Our shareholders’ equity decreased from $100.4 million at March 31, 2010 to $95.1 million at June 30, 2010 as a result of the share repurchases and the net loss for the quarter. Our basic and diluted earnings per share were each a loss of $0.27 per share for the quarter.
For the six months ended June 30, 2010, Penn Millers reported a net loss of $1.5 million compared to a net loss of $0.2 million for the six months ended June 30, 2009. The $1.3 million increase in net loss was primarily due to:
•	The Company had an operating loss after taxes from continuing operations, which excludes after-tax realized investment gains or losses, of $2.6 million in the first six months of 2010 compared to income of $0.7 million for the same period last year.
•	The $3.3 million decline in operating income was primarily driven by a $2.7 million increase in after-tax losses from catastrophes as our year to date catastrophe losses of $5.9 million have already exceeded our highest full year total for at least the previous ten years.

•	We were also adversely affected by first quarter losses from winter storms that were not declared catastrophes. For the first six months of 2010, we have experienced $0.4 million more in after-tax, non-catastrophe related weather losses than the same period in 2009.

•	Additionally, our results were adversely impacted by a $0.3 million after-tax decline in favorable development for the first six months of 2010 compared to the same period of 2009. For the first six months of 2010, favorable prior year development was $0.6 million, after taxes, compared to net after-tax favorable development, including the effects of our stop loss reinsurance contract, of $0.9 million in 2009.

•	We recognized a one-time, after-tax benefit of $0.4 million from the termination of our SERP, which has helped offset increased costs related to being a public company.
•	The decrease in operating income was also partially offset by an after-tax increase in realized investment gains of $1.2 million, most of which occurred in the second quarter.

•	Net income for the same period in 2009 was adversely impacted by a net after-tax loss from discontinued operations of $0.8 million resulting from the tax impact of the sale of Eastern Insurance Group.
As a result of our share repurchase program, book value per share at June 30, 2010 increased by $0.13 per share compared to December 31, 2009. Our shareholders’ equity decreased from $100.0 million at December 31, 2009 to $95.1 million at June 30, 2010 as a result of the share repurchases and the net loss for the current year. Our basic and diluted earnings per share were each a loss of $0.32 per share.
Douglas A. Gaudet, President and Chief Executive Officer, commented on the Company’s results: “After a rough first quarter in which our Commercial Business segment was hit hard by winter storm activity, our string of bad luck continued with some severe Midwestern weather that mostly affected our Agribusiness segment. The tornadoes and windstorms affected many of our insureds but most of the losses arose from four claims in four different states.”
“As is customary after an event like this, we use the benefit of hindsight to perform evaluations of the underwriting decisions that were made and our overall concentrations of risks. As hard as these losses are on the financial results, we take comfort in knowing that we wouldn’t have changed a thing as it relates to the underwriting of these risks and the associated underwriting guidelines and practices. It’s another reminder of the fact that we are in the business of providing protection to our insureds and our most urgent priority at a time like this is to take care of their claims. As long as we do that while ensuring that our long term strategies are still appropriate, then we believe we will deliver long term shareholder value.”

Share Repurchase Plan:

On August 11, 2010, the Company’s Board of Directors authorized the repurchase of 245,662 shares of the Company’s issued and outstanding shares of common stock, from time to time during the twelve month period commencing on August 18, 2010, on the open market or in privately negotiated transactions as, in management’s sole discretion, market conditions warrant, provided that all such purchases are effected in accordance with applicable securities laws, including Rule 10b-18 of the Securities and Exchange Act of 1934, and all other legal requirements. The amount remaining available to be repurchased under the Company’s May 12, 2010 share repurchase plan is 25,900 shares.

The Company provides property and casualty insurance through its wholly owned subsidiary, Penn Millers Insurance Company. Penn Millers Insurance Company provides agribusiness insurance and commercial lines insurance in 33 states. Penn Millers Insurance Company is rated “A-” (Excellent) by A.M. Best Company, Inc. The Company is located at 72 North Franklin Street in Wilkes-Barre, PA. The Company’s web address is http://www.pennmillers.com.
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business, including the effects of climate change; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our Annual Report on Form 10-K, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.
Contact: Michael O. Banks of Penn Millers Holding Corporation, (570) 200-1340

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Financial Highlights

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

U.S. GAAP ratios:
Loss and loss adjustment expense ratio	95.2%	73.6%	86.7%	70.0%
Underwriting expense ratio	35.2%	33.6%	35.2%	34.7%

Combined ratio	130.4%	107.2%	121.9%	104.7%

Return on average shareholders’ equity, continuing operations (1)	-5.1%	-0.4%	-3.1%	2.5%
Return on average equity (1)	-5.1%	-0.4%	-3.1%	-0.7%

Basic earnings per share (2)	($0.27)	N/A	($0.32)	N/A

Diluted earnings per share (2)	($0.27)	N/A	($0.32)	N/A

Net book value per share (2)			$21.44	N/A

(1)	Return on average equity is annualized.

(2)	2009 results are not applicable as our public offering did not occur until October 2009.

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets
June 30, 2010 and December 31, 2009
(Dollars in thousands, except share data)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost $158,781 in 2010 and $161,730 in 2009)	$165,246	167,155
Equity securities available for sale, at fair value (cost $11,084 in 2010 and $0 in 2009)	9,964	—

Total investments	175,210	167,155

Cash and cash equivalents	10,931	20,220
Premiums and fees receivable	25,894	29,526
Reinsurance receivables and recoverables	24,219	19,502
Deferred policy acquisition costs	9,504	10,053
Prepaid reinsurance premiums	3,860	4,076
Accrued investment income	1,690	1,810
Property and equipment, net of accumulated depreciation	3,519	3,769
Income taxes receivable	1,260	—
Deferred income taxes	3,554	3,518
Other	2,083	3,821

Total assets	$261,724	263,450

Liabilities and Shareholders’ Equity

Liabilities:
Losses and loss adjustment expense reserves	$116,240	106,710
Unearned premiums	40,136	43,313
Accounts payable and accrued expenses	10,262	12,762
Income taxes payable	—	617

Total liabilities	166,638	163,402

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000; no shares issued or outstanding	—	—
Common stock, $0.01 par value, authorized 10,000,000; issued 5,444,022; outstanding 4,435,131 and 4,695,262 shares	54	54
Additional paid-in capital	50,671	50,520
Accumulated other comprehensive income	2,808	2,519
Retained earnings	52,964	54,481
Unearned ESOP, 503,999 and 530,999 shares	(5,040)	(5,310)
Treasury stock, at cost, 504,892 and 217,761 shares	(6,371)	(2,216)

Total shareholders’ equity	95,086	100,048

Total liabilities and shareholders’ equity	$261,724	263,450

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Three months ended June 30, 2010 and 2009
(Dollars in thousands, except share data)

	2010	2009
Revenues:
Premiums earned	$16,679	18,869
Investment income, net of investment expense	1,452	1,410
Realized investment gains (losses), net:
Total other-than-temporary impairment losses	—	(197)
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	1,294	35

Total realized investment gains (losses), net	1,294	(162)

Other income	88	91

Total revenues	19,513	20,208

Losses and expenses:
Losses and loss adjustment expenses	15,885	13,896
Amortization of deferred policy acquisition costs	5,159	5,447
Underwriting and administrative expenses	712	893
Interest expense	—	80
Other expense, net	37	43

Total losses and expenses	21,793	20,359

Loss from continuing operations, before income taxes	(2,280)	(151)
Income tax benefit	(1,005)	(98)

Loss from continuing operations	(1,275)	(53)

Discontinued operations:
Gain from discontinued operations, before income taxes	—	4
Income tax expense	—	—

Gain from discontinued operations	—	4

Net loss	$(1,275)	(49)

Basic earnings per common share:
Loss from continuing operations	$(0.27)
Loss from discontinued operations	—

Net loss per common share	$(0.27)

Diluted earnings per common share:
Loss from continuing operations	$(0.27)
Loss from discontinued operations	—

Net loss per common share	$(0.27)

PENN MILLERS HOLDING CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations
(Unaudited)
Six months ended June 30, 2010 and 2009
(Dollars in thousands, except share data)

	2010	2009
Revenues:
Premiums earned	$33,735	36,926
Investment income, net of investment expense	3,024	2,769
Realized investment gains (losses), net:
Total other-than-temporary impairment losses	—	(197)
Portion of loss recognized in other comprehensive income	—	—
Other realized investment gains, net	1,666	64

Total realized investment gains (losses), net	1,666	(133)

Other income	180	111

Total revenues	38,605	39,673

Losses and expenses:
Losses and loss adjustment expenses	29,257	25,866
Amortization of deferred policy acquisition costs	10,036	10,953
Underwriting and administrative expenses	1,831	1,869
Interest expense	—	156
Other expense, net	70	90

Total losses and expenses	41,194	38,934

(Loss) income from continuing operations, before income taxes	(2,589)	739
Income tax (benefit) expense	(1,072)	107

(Loss) income from continuing operations	(1,517)	632

Discontinued operations:
Loss from discontinued operations, before income taxes	—	(12)
Income tax expense	—	804

Loss from discontinued operations	—	(816)

Net loss	$(1,517)	(184)

Basic earnings per common share:
Loss from continuing operations	$(0.32)
Loss from discontinued operations	—

Net loss per common share	$(0.32)

Diluted earnings per common share:
Loss from continuing operations	$(0.32)
Loss from discontinued operations	—

Net loss per common share	$(0.32)

Reconciliation of non-GAAP Measures
The Company uses a non-GAAP financial measure called “operating income (loss) from continuing operations” which excludes realized investment gains or losses and the results of discontinued operations. Management believes this is useful to investors because investment gains and losses and the results of discontinued operations could distort the analysis of insurance operating trends. While these measures are utilized by investors to evaluate performance, they are not a substitute for the U.S. GAAP financial measure of “income (loss) from continuing operations.” Therefore, a reconciliation of these non-GAAP financial measures to the U.S. GAAP financial measure of “income (loss) from continuing operations” is provided below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(dollars in thousands)

Operating (loss) income from continuing operations	$(2,129)	54	$(2,617)	$720
Net realized gains (losses) on investments, net of income taxes	854	(107)	1,100	(88)

(Loss) income from continuing operations	$(1,275)	(53)	$(1,517)	$632